Exhibit 99.1

TRANSDIGM ANNOUNCES THE ACQUISITION OF AEROSPACE IGNITION PRODUCT LINE FROM UNISON INDUSTRIES

Cleveland, Ohio, September 26, 2008—TransDigm Group Incorporated (NYSE: TDG) announced today that it has acquired certain assets of Unison Industries LLC, a wholly-owned subsidiary of General Electric Company’s GE Aviation business unit, for approximately $69 million in cash. Unison has been a supplier of proprietary, highly engineered components to the commercial aerospace industry for over 50 years. The product line has unaudited annual revenues of approximately $17 million.

The acquired product line includes the highly engineered SLICK™ magnetos, harnesses and components. The products serve the general aviation aircraft market and are approved for use on virtually all of the world’s most popular general aviation piston aircraft. The products are used on a wide array of aircraft applications which include the entire fixed wing piston aircraft line of Cessna and multiple models of Piper and Diamond aircraft. The vast majority of the product line’s sales are made to commercial aftermarket customers.

W. Nicholas Howley, Chairman and CEO of TransDigm Group Incorporated, stated, “Unison has a long standing reputation as a premier supplier of proprietary, highly engineered ignition systems, magnetos and associated components to the general aviation industry. These well-established positions will allow TransDigm to both participate in OEM engine sales and also capture a large and consistent stream of aftermarket revenues. This highly profitable product line is an excellent fit with our Champion Aerospace products, and we expect to see steady value creation as we integrate the Unison product line into our Champion business.”

TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, mechanical/ electromechanical actuators and controls, gear pumps, engineered connectors, specialized valving, power conditioning devices, engineered latches and cockpit security devices, specialized AC/DC electric motors, lavatory hardware and components, hold open rods and locking devices, aircraft audio systems, NiCad batteries/chargers, and specialized fluorescent lighting and cockpit displays.

CONTACT:

Sean Maroney

Investor Relations

216.706.2945

ir@transdigm.com